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                                                                    EXHIBIT 12.2

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO
 OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

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
Mellon Bank Corporation (and its subsidiaries)
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                                                                         Quarter ended                        Six months ended
                                                                            June 30,                              June 30,
(dollar amounts in millions)                                         1999             1998                1999                1998
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
Income before income taxes and impact of accounting change           $371  (a)        $331              $ 734 (b)           $ 663
Fixed charges: interest expense (excluding
 interest on deposits), one-third of rental
 expense net of income from subleases,
 trust-preferred securities expense and
 amortization of debt issuance costs                                  145              146                 300                 278
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       Total earnings (as defined), excluding
         interest on deposits                                         516              477               1,034                 941
Interest on deposits                                                  207              240                 428                 469
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       Total earnings (as defined)                                   $723             $717              $1,462              $1,410
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Preferred stock dividend requirements (c)                            $ --             $ --              $   --              $   13
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Ratio of earnings (as defined) to fixed charges:
  Excluding interest on deposits                                     3.56 (a)         3.27                3.45 (b)            3.38
  Including interest on deposits                                     2.05 (a)         1.86                2.01 (b)            1.89
Ratio of earnings (as defined) to combined fixed charges
  and preferred stock dividends:
  Excluding interest on deposits                                     3.56 (a)         3.27                3.45 (b)            3.23
  Including interest on deposits                                     2.05 (a)         1.86                2.01 (b)            1.85
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(a)  The ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends for the quarter ended June 30, 1999, exclude from earnings (as defined) a $59 million pre-tax net gain from completed and pending divestitures and $56 million pre-tax of nonrecurring expenses. Had these computations included the net gain from divestitures and nonrecurring expenses, the ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends both would have been 3.57 excluding interest on deposits and 2.06 including interest on deposits.
(b)  The ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends for the six months ended June 30, 1999, exclude from earnings (as defined) a $142 million pre-tax net gain from completed and pending divestitures and $56 million pre-tax of nonrecurring expenses. Had these computations included the net gain from divestitures and nonrecurring expenses, the ratio of earnings (as defined) to fixed charges and the ratio of earnings (as defined) to combined fixed charges and preferred stock dividends both would have been 3.73 excluding interest on deposits and 2.13 including interest on deposits.
(c)  Preferred stock dividend requirements represent the pretax amounts required to cover preferred stock dividends.




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